UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

MSC Income Fund, Inc.
(Exact name of Registrant as specified in Charter)

Maryland	45-3999996
(State of incorporation or organization)	(IRS Employer Identification No.)

1300 Post Oak Boulevard, 8th Floor Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Shares of common stock, $0.001 par value per share	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-282501

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

MSC Income Fund, Inc. (the “Registrant”) is registering under this registration statement its shares of common stock, par value $0.001 per share (the “Shares”). A description of the Shares is contained under the heading “Description of Capital Stock” in the prospectus included in the Registrant’s registration statement on Form N-2, which registration statement was originally filed under the Securities Act of 1933, as amended, on October 3, 2024 and as subsequently amended (Registration No. 333-282501) (the “Form N-2 Registration Statement”), and such description is incorporated herein by reference.
The Shares were previously registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2012. In connection with the listing of the Shares on the New York Stock Exchange (the “Listing”), the Shares will be registered pursuant to Section 12(b) of the Exchange Act.
In connection with the Listing, the Registrant sought and received stockholder approval to amend and restate its articles of incorporation (the “Charter”) at a special meeting of the Registrant’s stockholders held on December 11, 2024 (the “Special Meeting”), as described in the Registrant’s definitive proxy statement filed with the SEC on September 3, 2024 (the “Proxy Statement”). A form of the Registrant’s Articles of Amendment and Restatement, marked to reflect the changes to the current Charter, is attached to the Proxy Statement as Exhibit A. The Registrant’s Articles of Amendment and Restatement will be effective upon the Listing. On December 20, 2024, the Registrant’s board of directors approved a form of second amended and restated bylaws (“Amended Bylaws”) to be effective upon the Listing. The description of the Shares in the Form N-2 Registration Statement incorporated herein by reference reflects the provisions of the Articles of Amendment and Restatement and the Amended Bylaws.
Item 2.    Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MSC INCOME FUND, INC.

By: /s/ Cory E. Gilbert
Name: Cory E. Gilbert
Title: Chief Financial Officer

Date: January 28, 2025